UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2013

PROLOR BIOTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-52691	20-0854033
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Golda Meir Street Weizmann Science Park Nes-Ziona, Israel 74140
(Address of Principal Executive Office)

Registrant’s telephone number, including area code (866) 644-7811

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2013, the Compensation Committee of the Board of Directors (the “Committee”) of PROLOR Biotech, Inc., a Nevada corporation (the “Company”) awarded 100,000 shares of restricted common stock, par value $0.00001 per share, of the Company (“Common Stock”) to each of Dr. Abraham Havron, the Company’s Chief Executive Officer, and Mr. Shai Novik, the Company’s President, and 50,000 shares of restricted Common Stock to Dr. Eyal Fima, Chief Operating Officer of the Company’s wholly owned subsidiary, Prolor Biotech, Ltd. In addition, the Committee awarded options to purchase 400,000 shares of Common Stock to each of Dr. Havron and Mr. Novik and options to purchase 200,000 shares of Common Stock to Dr. Fima. All of the foregoing awards were made under the Company’s 2007 Equity Incentive Plan, which the Committee amended on February 4, 2013 to increase the number of shares of Common Stock available for awards thereunder from 6,000,000 to 10,000,000 (the “Plan Amendment”). The Plan Amendment will become effective only upon approval thereof by the Company’s stockholders at the Company’s 2013 Annual Meeting. Of the foregoing awards, options to purchase 80,000 shares of Common Stock, in the case of each of Dr. Havron and Mr. Novik, and options to purchase 66,000 shares of Common Stock, in the case of Dr. Fima, were granted subject to approval of the Plan Amendment by the Company’s stockholders. All Common Stock and option awards described in this Current Report on Form 8-K vest in twelve equal monthly installments, commencing on March 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

prolor biotech, inc.

Date: February 8, 2013	By:	/s/ Shai Novik
Shai Novik
President